As filed with the Securities and Exchange Commission on June 22, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Tilray Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-4310622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

265 Talbot Street West, Leamington, ON

(Address of principal executive offices)

HEXO Omnibus Long-Term Incentive Plan

Hydropothecary Corporation Stock Option Plan

Zenabis Omnibus Incentive Plan

(Full title of the plan)

Irwin D. Simon

Chief Executive Officer

745 Fifth Avenue, Suite 1602

New York, New York 10151

(844) 845-7291

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Christopher P. Giordano

Stephen P. Alicanti

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

(212) 335-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to an arrangement agreement (the “Arrangement Agreement”), dated as of April 10, 2023, between Tilray Brands, Inc. (the “Registrant”) and HEXO Corp. (“HEXO”), the Registrant acquired all of the issued and outstanding common shares of HEXO pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (Ontario) (the “Arrangement”). The Arrangement closed on June 22, 2023 (the “Effective Time”).

Pursuant to the Plan of Arrangement, outstanding stock option awards, whether vested or unvested, granted under the HEXO Omnibus Long-Term Incentive Plan approved by shareholders of HEXO on August 28, 2018, as further amended and restated on March 12, 2021 and then approved and ratified by the shareholders of HEXO on March 8, 2022 (the “HEXO Plan”), the Hydropothecary Corporation Stock Option Plan approved by the shareholders of Hydropothecary Corporation (as HEXO was then known) on January 17, 2018 (the “Hydropothecary Plan”), and the Zenabis Omnibus Incentive Plan approved by the shareholders of Zenabis Ltd. (formerly Zenabis Global Inc.) on June 25, 2019 (the “Zenabis Plan” and, together with the HEXO Plan and the Hydropothecary Plan, the “Assumed Plans”) as of immediately prior to the Effective Time were assumed and exchanged into an option (“Exchanged Option”) to acquire a number of shares of Common Stock, equal to the product of (x) the number of HEXO shares subject to such Exchanged Option immediately prior to the Effective Time multiplied by (y) 0.4352 (the “Exchange Ratio”), for a total of 1,283,985 shares of Common Stock. The Exchanged Options will have a per share exercise price equal to (A) the per share exercise price applicable to such option prior to the Effective Time divided by (B) the Exchange Ratio. The Exchanged Options shall continue to be governed by the applicable Assumed Plan on the same terms and conditions as were applicable to such Exchanged Options immediately prior to the Effective Time. Certain equity-based awards under the Assumed Plans were settled solely in cash.

These additional shares of Common Stock are securities of the same class as other securities for which registration statements on Form S-8 (File Nos. 333-226267, 333-231539, 333-238179, 333-256023, and 333-266695) were filed with the Securities and Exchange Commission (the “Commission”) on July 20, 2018, May 16, 2019, May 11, 2020, May 12, 2021, and August 9, 2022, respectively.

This Form S-8 is being filed to register the issuance of such shares, which shares may be used for awards under the Assumed Plans, as applicable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide, free of charge, all participants in the Assumed Plans with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Registration Statement certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this Registration Statement. We incorporate by reference into this Registration Statement the documents listed below that we have filed with the SEC. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this Registration Statement.

●	our Annual Report on Form 10-K for the fiscal year ended May 31, 2022, filed with the SEC on July 28, 2022, as amended by Form 10-K/A filed with the SEC on October 7, 2022 (together, the “2022 Form 10-K”);

●	the information specifically incorporated by reference into the 2022 Form 10-K from our definitive proxy statement on Schedule 14A, filed on October 3, 2022, as amended;

●	our Quarterly Reports on Form 10-Q for the quarter ended August 31, 2022, filed with the SEC on October 7, 2022, for the quarter ended November 30, 2022, filed with the SEC on January 9, 2023, and for the quarter ended February 28, 2023, filed with the SEC on April 10, 2023;

●	our Current Reports on Form 8-K, filed on June 14, 2022, June 16, 2022, June 30, 2022, July 12, 2022, August 3, 2022, September 1, 2022, November 7, 2022, November 23, 2022, November 29, 2022, December 6, 2022, December 20, 2022, January 18, 2023, February 15, 2023, February 21, 2023, March 7, 2023, March 16, 2023, April 10, 2023, as amended on April 11, 2023, May 31, 2023, as amended on June 13, 2023 and June 2, 2023; and

●	the description of our securities as set forth in our registration statement on Form 8-A (File No. 001-38594), filed with the SEC on October 1, 2020 pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description; and

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Tilray, Inc., 265 Talbot Street West, Leamington, Ontario, Canada. Copies of the above reports may also be accessed from our web site at www.tilray.com. Information contained on, or that can be accessed through, our website is not a part of this Registration Statement and the inclusion of our website address in this Registration Statement is an inactive textual reference only.

We also incorporate by reference in this Registration Statement any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this Registration Statement relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement modifies, supersedes or replaces such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Registrant’s certificate of incorporation from limiting the liability of the Registrant’s directors for the following:

●	any transaction from which the director derived an improper personal benefit;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
●	any breach of the director’s duty of loyalty to the corporation or to its stockholders.

The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

The Registrant may maintain insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such. The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit No.	Description of Document	Schedule Form	File Number	Exhibit	Filing Date	Filed Herewith
4.1	Third Amended and Restated Certificate of Incorporation	10-Q	001-38594	3.1	4/10/2023
4.2	Certificate of Designation of Series A Preferred Stock, dated February 21, 2023	8-K	001-38594	3.1	2/21/2023
4.4	Amended and Restated Bylaws, as of January 10, 2022.	8-K	001-38594	3.2	1/10/2022
4.5	Indenture dated April 23, 2019, between Aphria Inc. and GLAS Trust Company LLC.	8-K	001-38594	4.1	5/4/2021
4.6	Indenture, dated October 10, 2018, between Tilray, Inc. and GLAS Trust Company LLC	8-K	001-38594	4.1	10/10/2018
4.7	Form of 5.25% Convertible Senior Note due 2024 (included in Exhibit 4.5).	8-K	001-38594	4.1	5/4/2021
4.8	Form of 5.00% Convertible Senior Note due 2023 (included in Exhibit 4.6)	8-K	001-38594	4.2	10/10/2018
4.7	First Indenture Supplement dated April 30, 2021, between Aphria Inc., Tilray, Inc. and GLAS Trust Company LLC).	8-K	001-38594	4.2	5/4/2021
4.8	Agreement of Resignation, Appointment and Acceptance, dated as of January 27, 2022, by and among Tilray Brands, Inc., GLAS Trust Company LLC and Computershare Trust Company, N.A.	8-K	001-38594	4.1	1/28/2022

4.9	Agreement of Resignation, Appointment and Acceptance, dated as of January 27, 2022, by and among Tilray Brands, Inc., GLAS Trust Company LLC and Computershare Trust Company, N.A.	8-K	001-38594	4.2	1/28/2022
4.10	Agreement of Resignation, Appointment and Acceptance, dated as of January 27, 2022, by and among Tilray Brands, Inc., GLAS Trust Company LLC and Computershare Trust Company, N.A.	8-K	001-38594	4.3	1/28/2022
5.1	Opinion of DLA Piper LLP (US).					X
23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm of Tilray, Inc.					X
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).					X
24.1	Power of Attorney (contained on signature page hereto).					X
99.1	HEXO Omnibus Long-Term Incentive Plan					X
99.2	Hydropothecary Corporation Stock Option Plan					X
99.3	Zenabis Omnibus Incentive Plan					X
107	Filing Fee Table					X

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 22, 2023.

Tilray, Inc.

By:	/s/ Irwin D. Simon
Irwin D. Simon
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint Irwin D. Simon and Carl A. Merton, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Irwin D. Simon	President, Chief Executive Officer and
Irwin D. Simon	Director (Principal Executive Officer)	June 22, 2023

/s/ Carl A. Merton	Chief Financial Officer (Principal Financial
Carl A. Merton	and Accounting Officer)	June 22, 2023

/s/ Jodi Butts
Jodi Butts	Director	June 22, 2023

/s/ David F. Clanachan
David F. Clanachan	Director	June 22, 2023

/s/ John M. Herhalt
John M. Herhalt	Director	June 22, 2023

/s/ David Hopkinson
David Hopkinson	Director	June 22, 2023

/s/ Thomas Looney
Thomas Looney	Director	June 22, 2023

/s/ Renah Persofsky
Renah Persofsky	Director	June 22, 2023